Exhibit 23.1

[KPMG LETTERHEAD]

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Mobility Electronics, Inc.:

We consent to the use of our report dated February 28, 2003, except as to Note 10, which is as of March 26, 2003, with respect to the consolidated balance sheets of Mobility Electronics, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading, “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona
January 20, 2004